Exhibit 99.1
Dobson Communications Announces Justice Department Clearance of the Merger With AT&T Inc.
OKLAHOMA CITY, Oct. 30, 2007 — The U.S. Department of Justice today cleared the proposed merger (the “Merger”) of Dobson Communications Corporation (the “Company”) (Nasdaq:DCEL) and AT&T Inc. (NYSE:T), allowing the merger to proceed while requiring that AT&T divest the Company’s operations in three rural service areas — one in Oklahoma and two in Kentucky — and sell the Cellular One brand name that the Company currently owns. The rural service areas include Oklahoma rural service area (RSA) -5, an area outside of Oklahoma City; and two areas outside of Lexington, KY, Kentucky RSAs 6 and 8. These RSAs represent a small portion of the Company’s overall customer base. AT&T must also divest the Cellular One brand, which is used by several independent wireless carriers. In addition, AT&T is required to divest minority interests it holds in wireless businesses operating in Texas RSA-9 and Missouri RSA-1.
The West Virginia Public Service Commission and the Arizona Corporation Commission have also cleared the Merger.
A review of the Merger is pending with the Federal Communications Commission (“FCC”). The Company is hopeful that the approval process with the FCC will be completed and expects to close promptly after receipt of that approval.
There can be no assurance that the Merger will become effective this year or any other date. The Merger may become effective this year, on a later date, or not at all, and is subject to the satisfaction or waiver of all of the conditions to closing set forth in the Agreement and Plan of Merger dated June 29, 2007 (the “Merger Agreement”), among the Company, AT&T Inc. and Alpine Merger Sub, Inc., including, without limitation, obtaining the required consent of the Federal Communications Commission.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 17 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains forward-looking statements that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820

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